Exhibit 11.1

                                   LMIC, INC.

                        COMPUTATION OF PER SHARE EARNINGS

                                   (Unaudited)

                                        Three Months Ended              Nine Months Ended
                                           September 30,                  September 30,
                                   ---------------------------     --------------------------
                                       2003            2002            2003            2002
                                   -----------     -----------     -----------     -----------
Net loss                           $(1,323,638)    $(1,596,550)    $(3,824,720)    $(6,618,186)
                                   ===========     ===========     ===========     ===========

Basic earnings:

   Weighted average number of
      common shares outstanding      9,715,061       6,878,779       8,006,644       6,321,434
                                   ===========     ===========     ===========     ===========

   Basic earnings per common
      share                        $     (0.14)    $     (0.23)    $     (0.48)    $     (1.05)

Diluted Earnings:

   Weighted average number of
      common shares outstanding      9,715,061       6,878,779       8,006,644       6,321,434

Stock options                               --              --              --              --
Warrants                                28,000              --          28,000              --
                                   -----------     -----------     -----------     -----------

Weighted average number of
   common shares outstanding,
   as adjusted                       9,743,061       6,878,779       8,034,644       6,321,434
                                   ===========     ===========     ===========     ===========

Diluted earnings per common
   share                           $     (0.13)    $     (0.23)    $     (0.48)    $     (1.05)